Exhibit 99.1

For Immediate Release

Spire Reports First Quarter Results
Reaffirms Annual Earnings Guidance

ST. LOUIS (February 1, 2017) - Spire Inc. (NYSE: SR) today reported operating results for its fiscal 2017 first quarter ended December 31, 2016. Highlights include:

•	First quarter fiscal 2017 diluted earnings per share of $0.99, compared to $1.08 in fiscal 2016

•	Quarterly net economic earnings* (NEE) per share of $1.04 equal to prior year results as growth in earnings across both of our businesses was offset by an increase in shares

•	On target for net economic earnings per share of $3.50 - $3.60 for the full fiscal year

“We are off to a good start in fiscal 2017, building on our strong performance last year. We delivered solid operating and financial performance in the first quarter in warmer than normal weather across our footprint. We remain on track to hit our earnings per share target for the year,” said Suzanne Sitherwood, president and chief executive officer of Spire. “We continued to deliver on our strategy and do what we said we would do. This includes investing in infrastructure upgrades and other organic growth initiatives, and progressing with our Spire STL Pipeline project. At the same time, we are working to complete the integration of our newest gas utilities and the transition of all of our utilities to Spire late this summer."

First Quarter Results	Three months ended December 31,
	(Millions)		(Per Diluted Share)
	2016	2015	2016	2015
Net Economic Earnings (Loss)* by Segment
Gas Utility	$51.8	$50.0	$1.13	$1.15
Gas Marketing	1.4	(0.3)	0.03	—
Other	(5.7)	(4.6)	(0.12)	(0.11)
Total	$47.5	$45.1	$1.04	$1.04
Acquisition-related pre-tax costs	(0.1)	(1.3)	—	(0.03)
Fair value adjustments, pre-tax	(3.6)	4.4	(0.08)	0.10
Income tax effect of adjustments	1.4	(1.3)	0.03	(0.03)
Net Income	$45.2	$46.9	$0.99	$1.08

Average Shares Outstanding in Millions			45.7	43.4
* Non-GAAP, see "Net Economic Earnings and Reconciliation to GAAP."

For the three months ended December 31, 2016, the first quarter of our fiscal year, we reported consolidated net income of $45.2 million (or $0.99 per diluted share) compared to $46.9 million (or $1.08 per diluted share) in the prior year period. Net economic earnings (NEE) for the first quarter of fiscal 2017 were $47.5 million, up from $45.1 million in 2016, reflecting higher earnings in Gas Utility and Gas Marketing, slightly offset by higher costs in Other. NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives. It also excludes the impacts of acquisition, divestiture and restructuring activities in the fiscal year in which they occur, including expenses, financing impacts and operating results in fiscal 2016 associated with the acquisition of EnergySouth (Mobile Gas and Willmut Gas) as well as overall integration activities. While NEE increased, NEE per share was $1.04 in both periods reflecting a 5 percent increase in average shares outstanding.
First quarter fiscal 2017 results were impacted by milder winter weather compared to normal and by timing and variability of degree days in the areas where our businesses operate. In general, these conditions reduce demand and operating margin (non-GAAP; see "Operating Margin and Reconciliation to GAAP"), and benefit certain weather-sensitive expenses, for our gas utilities. For Laclede Gas and Missouri Gas Energy (MGE, collectively our Missouri Utilities), first quarter weather was approximately 16 percent warmer than normal this year, compared to 27 percent warmer than normal a year ago. For Alagasco, first quarter temperatures were 29 percent warmer than normal this year and 37 percent warmer than normal last year.
Generally, volatility in commodity prices and demand creates opportunities for our non-regulated businesses, as discussed under Gas Marketing below.
Gas Utility
The Gas Utility segment includes the regulated gas distribution operations of our five gas utilities - Alagasco, Laclede Gas, MGE, Mobile Gas and Willmut Gas. First quarter net income was $51.7 million for fiscal 2017, compared to $49.3 million for the same period a year ago. NEE for the segment was $51.8 million, up from $50.0 million in the prior year. The increase in earnings was driven by an increase in operating margin partially offset by higher other operation and maintenance expenses, both of which reflect the addition of EnergySouth.
Operating margin increased by $23.1 million due to the inclusion of EnergySouth ($19.4 million), higher Infrastructure System Replacement Surcharge (ISRS) revenues for the Missouri Utilities ($3.3 million) and lower net regulatory adjustments for Alagasco ($1.2 million). Gas utility margin was constrained by mild weather in both periods as noted above. The negative impact on margin of all other variances, including weather, was $0.8 million.
Other operation and maintenance expenses of $99.4 million for the quarter were up $7.8 million, reflecting the inclusion of EnergySouth. Excluding EnergySouth expenses, other operation and maintenance expenses were lower by approximately $1.0 million driven by a decrease in employee-related costs and integration costs, partially offset by higher professional fees. Depreciation and amortization expenses increased by $4.2 million from last year, with $2.7 million from the inclusion of EnergySouth and the remainder reflecting higher capital investment including infrastructure upgrades for the other utilities. Tax other than income taxes increased by $5.2 million reflecting the addition of EnergySouth and an increase in property taxes.
Gas Marketing
First quarter fiscal 2017, the Gas Marketing segment reported a loss of $0.8 million compared to net income of $2.3 million in the prior-year period. Removing fair value adjustments in both periods, NEE increased to $1.4 million from a loss of $0.3 million in the prior year, driven mainly by higher volumes and an increase in trading and storage optimization.

Other
Other non-utility operations and corporate costs were $5.7 million in the first quarter of 2017, up from $4.7 million in the year-ago period. On an NEE basis, first quarter costs were $5.7 million in 2017 and $4.6 million a year ago. A significant portion of these costs are related to interest expense on corporate debt. Interest expense increased period-over-period reflecting the additional debt from the acquisition of EnergySouth as well as higher interest costs on floating-rate debt.
Balance Sheets and Cash Flow
We continue to maintain a strong capital structure with ample liquidity. At December 31, 2016, we had a long-term capitalization of 50.2 percent equity, compared to 49.8 percent equity at September 30, 2016. Short-term borrowings outstanding at December 31, 2016 were $506.4 million compared to $377.1 million a year ago. These levels of short-term debt are in line with our typical seasonal borrowing needs, with the increase reflecting higher commodity costs and the addition of EnergySouth. We have significant capacity to meet our anticipated capital needs during the winter heating season.
On December 14, 2016, Spire, Laclede Gas and Alagasco entered into a new syndicated revolving credit facility under a loan agreement with a group of 11 banks, with an aggregate credit commitment of $975 million. The loan agreement replaces Spire's, Laclede Gas' and Alagasco's existing loan agreements which totaled $750 million. On December 21, 2016, Spire established a commercial paper program backed by the new line of credit for the issuance of up to $975 million of short-term, unsecured commercial paper notes.
Net cash provided by operating activities was $10.3 million for the quarter ended December 31, 2016, compared to $33.5 million for the first quarter a year ago. The decrease reflects a net decrease in working capital, partially offset by the timing of collections of gas costs under purchased gas cost riders in Missouri and Alabama.
Capital expenditures for fiscal 2016 were $89.3 million, up from $62.4 million in the prior year. The increase was driven by increased investment in infrastructure upgrades for our utilities and the addition of EnergySouth.
For additional details on Spire’s results for the first quarter of fiscal 2017, please see the accompanying unaudited Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flow.
Spire STL Pipeline
On January 26, 2017, we filed a certificate application with the Federal Energy Regulatory Commission (FERC) seeking approval for our Spire STL Pipeline, an approximately 70-mile natural gas supply pipeline that will enhance reliability and the diversity of our physical transport portfolio while providing access to lower-cost shale gas from the Marcellus/Utica producing regions. Under the terms of a precedent agreement with Laclede Gas, executed on January 25, Laclede Gas will be a foundation shipper with a contractual commitment of 350 MMcf/d out of the total capacity of 400 MMcf/d. Our plans continue to reflect an expected fiscal 2019 in-service date. The estimated cost of the project remains $190 - $210 million.

Regulatory Matters
Alabama
Under the rate-setting process in Alabama, Alagasco and Mobile Gas each made their annual RSE filings with the Alabama Public Service Commission (APSC) in late October 2016. The RSE filings present each utility’s budget for the fiscal year ending September 30, 2017. The filings include net income and a calculation of return on average common equity (ROE) for the year at 10.8 percent (plus a 5 basis-point adder applicable to Alagasco for achieving certain customer satisfaction rankings). Reflected in the filings are the anticipated costs of operations of their respective systems as well as a prudent level of investment to maintain and upgrade their infrastructure over the next year.
The filings were reviewed by APSC and new rates were effective December 1, 2016.
Missouri
Effective January 28, the Missouri Public Service Commission (MoPSC) approved increases in annual ISRS revenues of $4.5 million for Laclede Gas and $3.2 million for MGE. The additional amounts bring the annual ISRS run rate for our Missouri Utilities to $43.0 million. ISRS allows for more timely regulatory recovery of prudent investments made by gas utilities to improve the integrity, safety and reliability of their distribution systems while reducing maintenance costs.
Laclede Gas and MGE are anticipating filing concurrent general rate cases in mid-fiscal 2017 consistent with the MGE stipulation and agreement with the MoPSC. The general rate case process in Missouri can extend up to 11 months, and, under that schedule, any resulting change in rates would be anticipated in fiscal 2018.
Earnings Guidance and Outlook
We re-affirm our fiscal 2017 NEE guidance of $3.50 - $3.60 per fully diluted share and our annual long-term NEE per share growth target of 4 - 6 percent.
We continue to anticipate the issuance of 2.5 million shares in April 2017 (the beginning of our fiscal third quarter) in conjunction with the conversion of the equity units issued in 2014 as part of the Alagasco acquisition financing. The number of shares issued is based on the 20-day average volume-weighted price of our common stock leading up to the targeted settlement date in April 2017. The number of shares issued will range from 2.5 million to 3.1 million.
Expected Spire capital expenditures for fiscal 2017 remain approximately $410 million, with investment in our gas utilities being approximately $370 million. More than 70 percent of our fiscal 2017 utility capital spend is expected to be recovered in rates with minimal lag under regulatory mechanisms in Missouri, Alabama and Mississippi. Our 5-year (2016-2020) capital spending plan of at least $2.0 billion is also re-affirmed.

Conference Call and Webcast
Spire will host a conference call and webcast today to discuss its fiscal 2017 first quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, February 1
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832 412-317-5142
International:
The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at SpireEnergy.com under the Investors tab. A replay of the call will be available from 10 a.m. CT (11 a.m. ET) on February 1 to March 1 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10098937. A replay of the webcast will be available at SpireEnergy.com.
About Spire
At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities - Alagasco, Laclede Gas, Missouri Gas Energy, Mobile Gas and Willmut Gas. Our non-utility businesses, Spire Marketing Inc. and Spire Natural Gas Fueling Solutions, provide energy solutions to other natural gas users. We are committed to transforming our business and pursuing growth by 1) growing our gas utility business through prudent infrastructure upgrades and organic growth initiatives, 2) acquiring and integrating gas utilities, 3) modernizing our gas assets, and 4) investing in innovation. Learn more at SpireEnergy.com.
Cautionary Statements on Forward-Looking Information and Non-GAAP Measures
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with recent and pending acquisitions. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended December 31, 2016 to be filed with the SEC later today.
This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “operating margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including costs related to acquisitions and integration. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Operating margin adjusts operating income to include only those costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Consolidated Statements of Income - Unaudited
Spire Inc.
(In Millions, except per share amounts)

	Three months ended December 31,
	2016	2015

Operating Revenues:
Gas Utility	$472.3	$398.8
Gas Marketing and other	22.8	0.6
Total Operating Revenues	495.1	399.4
Operating Expenses:
Gas Utility
Natural and propane gas	193.8	148.5
Other operation and maintenance expenses	99.4	91.6
Depreciation and amortization	37.7	33.5
Taxes, other than income taxes	33.4	28.2
Total Gas Utility Operating Expenses	364.3	301.8
Gas Marketing and other	41.7	10.6
Total Operating Expenses	406.0	312.4
Operating Income	89.1	87.0
Other Income - Net	0.5	1.4
Interest Charges:
Interest on long-term debt	19.1	16.9
Other interest charges	3.0	2.1
Total Interest Charges	22.1	19.0
Income Before Income Taxes	67.5	69.4
Income Tax Expense	22.3	22.5
Net Income	$45.2	$46.9

Weighted Average Number of Common Shares Outstanding:
Basic	45.5	43.2
Diluted	45.7	43.4

Basic Earnings Per Share of Common Stock	$0.99	$1.08
Diluted Earnings Per Share of Common Stock	$0.99	$1.08
Dividends Declared Per Share of Common Stock	$0.53	$0.49

Condensed Consolidated Balance Sheets - Unaudited
Spire Inc.
(In Millions)

	December 31,	September 30,	December 31,
	2016	2016	2015
ASSETS
Utility Plant	$4,893.2	$4,793.6	$4,220.6
Less: Accumulated depreciation and amortization	1,561.4	1,506.4	1,267.3
Net Utility Plant	3,331.8	3,287.2	2,953.3
Non-utility Property	19.7	13.7	13.9
Goodwill	1,161.4	1,164.9	946.0
Other Investments	61.9	62.1	60.8
Other Property and Investments	1,243.0	1,240.7	1,020.7
Current Assets:
Cash and cash equivalents	10.6	5.2	4.6
Accounts receivable (net of allowance for doubtful accounts)	422.7	220.7	297.5
Delayed customer billings	5.3	1.6	8.7
Inventories	190.5	202.3	203.5
Other	186.5	139.8	121.7
Total Current Assets	815.6	569.6	636.0
Regulatory Assets and Other Deferred Charges	919.7	966.9	788.8
Total Assets	$6,310.1	$6,064.4	$5,398.8

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,221.4	$1,221.5	$1,082.1
Retained earnings	572.1	550.9	519.9
Accumulated other comprehensive income (loss)	3.2	(4.2)	(1.7)
Total Common Stock Equity	1,796.7	1,768.2	1,600.3
Long-term debt	1,821.3	1,820.7	1,838.9
Total Capitalization	3,618.0	3,588.9	3,439.2
Current Liabilities:
Current portion of long-term debt	250.0	250.0	—
Notes payable	506.4	398.7	377.1
Accounts payable	273.8	210.9	159.5
Advance customer billings	60.2	70.2	59.3
Accrued liabilities and other	251.8	231.5	251.6
Total Current Liabilities	1,342.2	1,161.3	847.5
Deferred Credits and Other Liabilities:
Deferred income taxes	636.5	607.3	495.3
Pension and postretirement benefit costs	296.3	303.7	250.7
Asset retirement obligations	208.7	206.4	161.0
Regulatory liabilities	132.1	130.7	129.1
Other	76.3	66.1	76.0
Total Deferred Credits and Other Liabilities	1,349.9	1,314.2	1,112.1
Total Capitalization and Liabilities	$6,310.1	$6,064.4	$5,398.8

Condensed Consolidated Statements of Cash Flow - Unaudited
Spire Inc.
(In Millions)

	Three months ended December 31,
	2016	2015
Operating Activities:
Net Income	$45.2	$46.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	37.8	33.7
Deferred income taxes and investment tax credits	22.1	22.4
Changes in assets and liabilities	1.7	0.9
Other	(96.5)	(70.4)
Net cash provided by operating activities	10.3	33.5

Investing Activities:
Capital expenditures	(89.3)	(62.4)
Acquisition activity	3.8	—
Other	(0.4)	(0.4)
Net cash used in investing activities	(85.9)	(62.8)

Financing Activities:
Repayment of long-term debt	—	(80.0)
Issuance of long-term debt	—	80.0
Issuance of short-term debt - net	107.7	39.1
Issuance of common stock	0.1	1.1
Dividends paid	(22.8)	(19.9)
Other	(4.0)	(0.2)
Net cash provided by financing activities	81.0	20.1

Net Increase (Decrease) in Cash and Cash Equivalents	5.4	(9.2)
Cash and Cash Equivalents at Beginning of Period	5.2	13.8
Cash and Cash Equivalents at End of Period	$10.6	$4.6

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share(2)
Three Months Ended December 31, 2016
Net Income (Loss) (GAAP)	$51.7	$(0.8)	$(5.7)	$45.2	$0.99
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	3.8	—	3.8	0.08
Lower of cost or market inventory adjustments	—	(0.1)	—	(0.1)	—
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities	0.1	—	—	0.1	—
Income tax effect of adjustments (1)	—	(1.4)	—	(1.4)	(0.03)
Net Economic Earnings (Loss) (Non-GAAP)	$51.8	$1.4	$(5.7)	$47.5	$1.04
Diluted EPS (GAAP)	1.13	(0.02)	(0.12)	0.99
Net Economic EPS (Non-GAAP) (2)	1.13	0.03	(0.12)	1.04

Three Months Ended December 31, 2015
Net Income (Loss) (GAAP)	$49.3	$2.3	$(4.7)	$46.9	$1.08
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	(0.1)	(4.8)	—	(4.9)	(0.11)
Lower of cost or market inventory adjustments	—	0.6	—	0.6	0.01
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities	1.2	—	0.1	1.3	0.03
Income tax effect of adjustments (1)	(0.4)	1.7	—	1.3	0.03
Net Economic Earnings (Loss) (Non-GAAP)	$50.0	$(0.3)	$(4.6)	$45.1	$1.04
Diluted EPS (GAAP)	$1.14	$0.05	$(0.11)	$1.08
Net Economic EPS (Non-GAAP) (2)	$1.15	$—	$(0.11)	$1.04

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Net economic earnings per share is generally calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Operating Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended December 31, 2016
Operating revenues	$476.7	$21.7	$1.8	$(5.1)	$495.1
Natural and propane gas expense	214.5	21.5	—	(3.9)	232.1
Gross receipts tax expense	19.0	—	—	—	19.0
Operating margin (non-GAAP)	243.2	0.2	1.8	(1.2)	244.0
Depreciation and amortization	37.7	—	0.1	—	37.8
Other operating expenses	114.9	1.5	1.9	(1.2)	117.1
Operating income (loss) (GAAP)	$90.6	$(1.3)	$(0.2)	$—	$89.1

Three Months Ended December 31, 2015
Operating revenues	$399.5	$12.8	$0.8	$(13.7)	$399.4
Natural and propane gas expense	161.9	7.4	—	(13.4)	155.9
Gross receipts tax expense	17.5	—	—	—	17.5
Operating margin (non-GAAP)	220.1	5.4	0.8	(0.3)	226.0
Depreciation and amortization	33.5	—	0.2	—	33.7
Other operating expenses	102.6	1.6	1.4	(0.3)	105.3
Operating income (loss) (GAAP)	$84.0	$3.8	$(0.8)	$—	$87.0